EXHIBIT 10.10.2

FIRST AMENDMENT
TO THE LIFE INSURANCE ENDORSEMENT METHOD SPLIT
DOLLAR PLAN AGREEMENT BY AND BETWEEN
SOUTHWEST COMMUNITY BANK AND STUART McFARLAND

This First Amendment (“Amendment”) is made and entered into effective this October 29, 2004, by and between Southwest Community Bank, with its principal offices located in the City of Carlsbad, California, (hereinafter the “Bank”) and Stuart F. McFarland, (hereinafter “the Executive”). This First Amendment hereby amends the Life Insurance Endorsement Method Split Dollar Plan Agreement, effective as of January 6, 2003, by and between the Bank and the Executive, as follows:

1)	The following policy shall be added under the heading “Insurer/Policy Number:”, immediately following the Northwestern Mutual Life Insurance policy identified:

Language Inserted: Security Life of Denver Insurance Company/1572293.

2)	Under Section VI, “Division of Death Proceeds”, the entire Paragraph number 1, beginning with the words “ If Death occurs on or before. . .”, and continuing through “. . . value of the Policy”, shall be deleted and shall be replaced with the following language:

Replacement Language: If death occurs on or before the attainment of age seventy (70), the Insured’s beneficiary(ies), (designated in accordance with Paragraph III), shall be entitled to an amount equal to the lesser of one million dollars ($1,000,000), or one hundred percent (100%) of the net at risk insurance portion of the proceeds. If death occurs after age seventy (70) but on or before age eighty (80), the Insured’s beneficiary (ies) shall be entitled to the lesser of seven hundred thousand dollars ($700,000), or one hundred percent (100%) of the net at risk insurance proceeds. If death occurs after age eighty (80), the Insured’s beneficiaries shall be entitled to the lesser of four hundred thousand dollars ($400,000), or one hundred percent (100%) of the net at risk insurance proceeds. The net at risk insurance portion is the total proceeds less the cash value of the Policy.

3)	Under Section VI, “Division of Death Proceeds”, Paragraph number 2, the following policy shall be added to the end of that paragraph:

Language Inserted: Security Life of Denver Insurance Company/1572293.

Paragraph 2 at Section VI shall now read as follows: Payment of the death benefit determined by the preceding paragraph shall be made and distributed from the Policies in the following order, with resort to each succeeding policy only to the extent that the proceeds of each prior listed Policy are insufficient to satisfy the specified death benefit in full: (a) Northwestern Mutual Life/16232160 (b) Beneficial Life/BL2114939 (c) Security Life of Denver Insurance Company/1572293.

To the extent that any paragraph, term, or provision of the Life Insurance Endorsement Method Split Dollar Plan Agreement is not specifically amended herein, or in any other amendment thereto, said paragraph, term, or provision shall remain in full force and effect as set forth in said Agreement.

IN WITNESS WHEREOF, the Insured and a duly authorized Bank officer have signed this Agreement as of the written date.

SOUTHWEST COMMUNITY BANK

By:	/s/ Frank J. Mercardante	Date: 10/29/04

Frank J. Mercardante
Chief Executive Officer

By:	/s/ Stuart F, McFarland	Date:10/29/04

Stuart F. McFarland

/s/ Barbara S. Cavalluzzi		/s/ Paul M. Weil

	Witness	Witness